Exhibit 99.1

Genasys Inc. Reports Fiscal First Quarter 2023 Financial Results

Strong Fiscal Q1 SaaS Bookings Position Company for Significant SaaS Revenue Growt

SAN DIEGO – February 9, 2023 – Genasys Inc. (NASDAQ: GNSS), the global leader in critical communications systems and solutions that help keep people safe, today announced financial results for the Company’s fiscal first quarter ended December 31, 2022.

Richard S. Danforth, Chief Executive Officer of Genasys, Inc., commented, "We are off to a strong start in fiscal year 2023 with our largest SaaS bookings quarter to date. Our software business continues to gain momentum, as evidenced by the $6.1 million in SaaS bookings in the fiscal first quarter. The strong bookings were driven by contracts from Aramco and the California counties of San Diego, Riverside, San Mateo and Monterey. These results, along with our rapidly growing SaaS pipeline further reinforce our strategy of investing in software development, sales, marketing, and customer support. The addition of the world’s largest integrated oil and gas company and large California counties to our global automobile manufacturing and regional critical infrastructure customer base elevates our SaaS profile and demonstrates our ability to successfully close, cross-sell, and support large enterprise and public safety clients.

"Our International results were also robust in the quarter, as our strategy to regionalize business development by establishing sales offices, in APAC, Europe, and the Middle East has proven successful," continued Mr. Danforth. "During the fiscal first quarter, 50% of bookings were international, with APAC revenue more than doubling year-over-year as the entire region emerged from COVID-related lockdowns. With the world economy picking up, we are seeing pipeline growth across all of our international sales regions. We expect strong fiscal year bookings in APAC, Europe, and the Middle East, driven primarily by hardware orders, as well as a developing pipeline of SaaS opportunities."

Mr. Danforth added, "In what is typically our slowest quarter, fiscal first quarter revenue was $10.5 million, in-line with our expectations. As per our usual pattern, we anticipate sequential quarterly revenue to increase in the fiscal second quarter and then strengthen in the fiscal third and fourth quarters, putting us on solid footing for a seventh consecutive year of revenue growth."

Mr. Danforth continued, "In order to achieve our growth objectives, we are committed to continuing our SaaS business investment. Our SaaS systems suite is evolving to meet the complex needs of jurisdictions and enterprises as they strive to keep their people safe. This includes the integration of GEM, Zonehaven, and IMNS into a seamless protective communications platform. The new platform empowers Genasys to address a much larger scope of multi-hazard enterprise and public safety crises, including hurricanes, storm surges, tsunamis, avalanches, flooding, debris flows, wildfires, chemical plumes, active shooter incidents, and other natural and man-made disasters."

Business Outlook

Mr. Danforth concluded, "We are reiterating our fiscal 2023 outlook for continued revenue growth with stronger international sales, continuing LRAD deliveries to the U.S. military, increasing software services sales, and significant SaaS revenue growth."

Fiscal First Quarter 2023 Financial Summary

Fiscal first quarter revenue was $10.5 million, a decrease of 2% from $10.7 million in the prior year's quarter. Software revenue increased 64% and hardware revenue decreased 5%, compared with the fiscal 2022 first quarter. The timing of budget and funding cycles often delay contract awards, resulting in uneven quarterly revenue.

Gross profit margin was 43.3%, compared with 48.2% in the first quarter of fiscal 2022. The decrease as a percentage of revenue was primarily attributable to higher component costs and the addtional costs to support growth in software sales in the fiscal first quarter.

Operating expenses were $8.0 million, compared with $6.5 million in the same period a year ago. Selling, general and administrative expenses increased 21% from $5.0 million in the prior year to $6.1 million in the current period. Additionally, research and development expenses increased 13% year-over-year from the addition of 14% more engineers over the prior year to increase the features and functionality of our software offering.

Net loss in the quarter was $3.5 million, or ($0.10) per share, compared with a net loss of $1.3 million, or ($0.04) per share, in the first quarter of fiscal 2022. The increase in net loss was primarily due to the increased operating expenses resulting from additional engineering, sales and marketing employees and higher cost of components

Adjusted EBITDA was ($2.4) million for the first quarter of fiscal 2023, compared with ($0.4) million for the prior fiscal year period.

Cash, cash equivalents and marketable securities totaled $15.1 million on December 31, 2022, compared with $19.9 million on September 30, 2022.

We include in this press release Non-GAAP operational metrics of adjusted EBITDA, backlog and bookings, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. Adjusted EBITDA represents our net income before other income, net, income tax expense (benefit), depreciation and amortization expense and stock-based compensation. We do not consider these items to be indicative of our core operating performance. The items that are non-cash include depreciation and amortization expense and stock-based compensation. Adjusted EBITDA is a measure used by management to understand and evaluate our core operating performance and trends and to generate future operating plans, make strategic decisions regarding allocation of capital and invest in initiatives that are focused on cultivating new markets for our solutions. In particular, the exclusion of certain expenses in calculating adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis. We consider bookings as leading indicators of future revenues and use these metrics to support production planning. Bookings is an internal, operational metric that measures the total dollar value of customer purchase orders executed in a period, regardless of the timing of the related revenue recognition. Backlog is a measure of purchase orders received that are planned to ship within the next 12 months.

Webcast and Conference Call Details

Management will host a conference call to discuss the financial results for the first quarter of fiscal year 2023 this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (888) 390-3967, or international at (862) 298-0702. A webcast will also be available at the following link: https://www.webcaster4.com/Webcast/Page/1375/47497

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the Events & Presentations page of the Company’s website.

About Genasys Inc.

Genasys® is a global provider of critical communications systems and innovative solutions that help keep people safe. Genasys provides a multichannel approach to deliver geo-targeted alerts, notifications, instructions, and information before, during, and after public safety and enterprise threats. The Company’s unified software-as-a-service and hardware platform includes Genasys Emergency Management (GEM), Zonehaven™ emergency evacuation resources, National Emergency Warning System (NEWS), Integrated Mass Notification System (IMNS), LRAD® long-range communication systems, and more.

The Genasys critical communications platform is helping to protect millions of people in more than 100 countries. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, and other federal securities laws. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in any forward-looking statement. The risks and uncertainties in these forward-looking statements include without limitation the business impact of epidemics or pandemics, geopolitical conflict, and other causes that may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2022. Genasys Inc. disclaims any intent or obligation to publicly update or revise forward-looking statements, except as otherwise specifically stated.

Investor Relations Contacts

Kimberly Rogers

Hayden IR

ir@genasys.com

Genasys Inc.

Condensed Consolidated Balance Sheets

(Unaudited - in thousands)

	December 31,
	2022	September 30,
	(unaudited)	2022

ASSETS
Current assets:
Cash and cash equivalents	$7,563	$12,736
Short-term marketable securities	6,551	6,397
Restricted cash	738	100
Accounts receivable, net	3,297	6,744
Inventories, net	8,003	6,008
Prepaid expenses and other	2,936	3,577
Total current assets	29,088	35,562
Long-term marketable securities	1,034	781
Long-term restricted cash	96	823
Deferred tax assets, net	7,373	7,373
Property and equipment, net	1,755	1,757
Goodwill	10,308	10,118
Intangible assets, net	10,004	10,505
Operating lease right of use asset	4,384	4,541
Prepaid expenses and other - noncurrent	422	394
Total assets	$64,464	$71,854

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,609	$2,334
Accrued liabilities	8,075	12,083
Operating lease liabilities, current portion	954	948
Total current liabilities	11,638	15,365

Other liabilities, noncurrent	243	907
Operating lease liabilities, noncurrent	4,979	5,189
Total liabilities	16,860	21,461

Total stockholders' equity	47,604	50,393
Total liabilities and stockholders' equity	$64,464	$71,854

Genasys Inc.

Condensed Consolidated Statements of Operations

(Unaudited - in thousands, except per share amounts)

	Three months ended
	December 31,
	2022	2021
	(unaudited)	(unaudited)

Revenues	$10,487	$10,677
Cost of revenues	5,944	5,535
Gross profit	4,543	5,142

Operating expenses:
Selling, general and administrative	6,095	5,037
Research and development	1,935	1,714
Total operating expenses	8,030	6,751

Income from operations	(3,487)	(1,609)
Other income and expense, net	(20)	13
Loss before income taxes	(3,507)	(1,596)
Income tax benefit	-	(291)
Net loss	$(3,507)	$(1,305)

Net loss per common share:
Basic and diluted	$(0.10)	$(0.04)

Weighted average common shares outstanding:
Basic and diluted	36,696	36,456

Reconciliation of GAAP measures to non-GAAP measures

Net loss	$(3,507)	$(1,305)
Other income and expense, net	20	(13)
Income tax benefit	-	(291)
Depreciation and amortization	643	639
Stock based compensation	420	558
Adjusted EBITDA	$(2,424)	$(412)